Exhibit 99.1

Landec Corporation Reports First Nine Months and Third Quarter Fiscal Year 2009 Results

Landec Ends Quarter with Record Cash of $63.9 Million

MENLO PARK, Calif.--(BUSINESS WIRE)--April 7, 2009--Landec Corporation (Nasdaq:LNDC), today reported results for the first nine months and third quarter of fiscal year 2009. Revenues for the first nine months of fiscal year 2009 increased 1.4% to $183.7 million compared to revenues of $181.2 million for the same period a year ago. Net income for the first nine months decreased to $5.9 million or $0.22 per diluted share compared to net income of $10.2 million or $0.38 per diluted share for the same period last year. For the third quarter of fiscal year 2009, revenues were $53.9 million versus revenues of $59.6 million in the year ago quarter. The Company reported net income for the third quarter of fiscal year 2009 of $1.5 million or $0.06 per diluted share compared to net income of $4.0 million or $0.15 per diluted share in the third quarter of the prior year.

“For the first nine months of fiscal year 2009, we have increased revenues, generated net income and generated cash flow from operations,” stated Gary Steele, Chairman and CEO of Landec. “Since November 2008, we have been feeling the impact from the slumping U.S. economy and the decline in consumer spending. However, we have held and slightly improved our gross margin and operating margin during the third quarter relative to the second quarter. In addition, our fresh-cut vegetable business continues to outperform the overall industry category. According to syndicated market data, for the three and nine month periods ended March 1, 2009, the overall industry unit volume sales in the fresh-cut vegetable category declined 13% and 8%, respectively. Landec’s unit volume sales in the fresh-cut vegetable category for the same three and nine month periods declined 5% and 1%, respectively, compared to the same periods last year, resulting in increased market share. We believe that the fresh-cut vegetable industry category will return to positive growth during our fiscal year 2010 as consumers return to fresh, nutritious and conveniently packaged produce products.”

“For our fiscal year ending May 31, 2009, we expect Landec revenues to be moderately down compared to last fiscal year,” stated Greg Skinner, Landec’s Chief Financial Officer. “We expect our fourth quarter revenues to follow the normal seasonal pattern resulting in a decrease of about 5% from third quarter revenues. At this point in time, due to the uncertainty of the U.S. economy and consumer spending, it is difficult to forecast our net income for all of fiscal year 2009 with any degree of reliability. However, in our fourth quarter we expect operating income to be higher than in our third quarter and we expect to generate positive cash flow from operations. Our balance sheet remains very strong, with no debt and with a record level of nearly $64 million of cash and marketable securities.”

For the first nine months of fiscal year 2009, the increase in overall revenues of $2.5 million compared to the same period last year was due to a $4.0 million or 8% increase in revenues from Apio’s commodity trading business primarily due to an increase in domestic buy/sell revenues. This increase was partially offset by a $1.3 million or 1% decrease in revenues from Apio’s value-added specialty packaging vegetable products.

For the first nine months of fiscal year 2009, Landec’s net income decreased to $5.9 million from $10.2 million in the same period last year due to several factors. Items decreasing net income included: (1) a $3.3 million decrease in gross profit in Apio’s value-added vegetable business primarily due to increased raw material costs for produce and packaging, (2) an $883,000 or 46% decrease in interest income due to the Company’s decision to invest only in FDIC-insured certificates of deposit, U.S. government backed instruments and AAA rated municipal bonds, all of which have yields that are considerably lower than those the Company realized from its investments in the same period last year, and (3) an increase in income tax expense of $189,000 due to an increase in Landec’s effective tax rate for fiscal year 2009 to 41%. These decreases in net income were partially offset by a $287,000 or 11% increase in gross profit for Apio’s commodity trading business.

The decrease in revenues for the third quarter of fiscal year 2009 was primarily due to: (1) a $3.0 million or 6% decrease in revenues from Apio’s value-added specialty packaging vegetable products due to the decline in the fresh-cut vegetable category during the third quarter, (2) a $1.3 million decrease in revenues from Apio Packaging due to the timing of minimum payments from Chiquita, and (3) a $1.3 million decrease in revenues from Apio’s commodity trading business due to a decrease in trading sales volumes and from lower average per unit sales prices due to product mix changes to lower priced fruit products.

For the third quarter of fiscal year 2009, Landec’s net income decreased to $1.5 million from $4.0 million in the same period last year due to several factors. Items decreasing net income included: (1) a $1.8 million decrease in gross profit in Apio’s value-added vegetable business related to lower revenues and higher costs outlined above, (2) a $1.3 million decrease in gross profits from Apio Packaging related to the timing of revenues compared to the prior year, and (3) a $307,000 or 58% decrease in interest income from lower yielding instruments compared to the prior year. These decreases in net income were partially offset by a $618,000 decrease in operating costs primarily due to lower selling, general and administrative expenses at Apio and a $405,000 decrease in income tax expenses due to lower pre-tax earnings.

Landec Third Quarter 2009 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, April 8, 2009 during which senior management of Landec will present an overview of results for the first nine months and third quarter of fiscal year 2009. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 814-1913 or (703) 639-1357 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, April 15, 2009 by calling (888) 266-2081 or (703) 925-2533, code #1343032.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risk factors are listed in the Company’s Form 10-K for the fiscal year ended May 25, 2008 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	March 1, 2009	May 25, 2008
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$63,916	$59,039
Accounts receivable, net	12,835	19,871
Inventories, net	5,294	7,329
Notes and advances receivable	491	501
Deferred taxes	2,180	2,180
Prepaid expenses and other current assets	2,042	1,746
Total Current Assets	86,758	90,666

Property and equipment, net	22,116	21,306
Intangible assets, net	35,589	35,582
Other assets	3,759	3,035
Total Assets	$148,222	$150,589

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$10,134	$19,264
Accrued compensation	1,167	2,197
Other accrued liabilities	1,651	2,930
Deferred revenue	4,002	3,613
Total Current Liabilities	16,954	28,004

Deferred revenue	3,500	5,000
Deferred taxes	3,019	1,569
Minority interest	1,641	1,550

Shareholders' Equity
Common stock	26	26
Additional paid-in capital	115,713	112,948
Retained earnings	7,369	1,492
Total Shareholders' Equity	123,108	114,466
Total Liabilities and Shareholders’ Equity	$148,222	$150,589

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 1,	February 24,	March 1,	February 24,
	2009	2008	2009	2008
Revenues:
Product sales	$51,242	$56,907	$175,370	$172,981
Services revenues	930	737	3,086	2,721
License fees	1,550	1,720	4,650	4,851
Research, development, and royalty revenues	189	243	595	674
Total revenues	53,911	59,607	183,701	181,227

Cost of revenue:
Cost of product sales	45,574	48,237	155,957	150,389
Cost of services revenues	746	623	2,473	2,261
Total cost of revenue	46,320	48,860	158,430	152,650

Gross profit	7,591	10,747	25,271	28,577

Operating costs and expenses:
Research and development	891	802	2,647	2,411
Selling, general and administrative	4,153	4,860	13,278	13,645
Total operating costs and expenses	5,044	5,662	15,925	16,056
Operating income	2,547	5,085	9,346	12,521

Interest income	220	527	1,032	1,915
Interest expense	(2)	(5)	(6)	(18)
Other expense	(110)	(121)	(406)	(350)
Net income before taxes	2,655	5,486	9,966	14,068
Income taxes	(1,115)	(1,520)	(4,089)	(3,900)
Net income	$1,540	$3,966	$5,877	$10,168

Diluted net income per share	$0.06	$0.15	$0.22	$0.38

Shares used in diluted per share computations	26,564	26,936	26,763	26,961

LANDEC CORPORATION
THIRD QUARTER ENDED MARCH 1, 2009
QUESTIONS AND ANSWERS

1) What is the Company’s outlook for all of fiscal year 2009?

It is difficult to forecast the remainder of fiscal year 2009. Short-term buying habits of customers have changed significantly as the U.S. economy continues to slump. The just-ended month of March continued to show a slowdown in the overall fresh-cut vegetable category compared to the same period last year, especially in the fresh-cut tray segment. To be conservative, we are assuming that unit and sales growth in the overall fresh-cut vegetable category for the remainder of fiscal year 2009 will be negative in comparison to last year. However, during the remainder of fiscal year 2009 compared to the same period last year, we expect to continue to grow market share, reduce operating expenses and generate net income and positive cash flow from operations.

2) What are Landec’s corporate priorities for the next couple of years?

We have five priorities: (1) continue to generate operating cash flow, (2) extend the commercialization of our BreatheWay® packaging programs in bananas, avocados, mangos and new applications, (3) provide strong technology support to our licensing corporate partners in launching new products, (4) seek synergistic acquisition opportunities that use our technology or expand our technology base, and (5) expand our Intelimer polymer materials R&D activities in order to develop new business opportunities.

In order to successfully advance our priorities, our plan through fiscal years 2009 and 2010 includes the following initiatives:

a) Complete new licensing partnerships

b) Expand the sales of our packaging technology with Chiquita and others

c) Bring the seed coating program with Monsanto to field trials

d) Start at least one new initiative in a promising area of materials science outside of our food technology business

e) Continue to generate income and positive cash flow

f) Evaluate synergistic and accretive acquisition opportunities that utilize or complement our technology

g) Maintain a strong balance sheet

3) How is the Chiquita collaboration progressing?

Our programs with Chiquita are progressing on three fronts and delayed on one front:

a) In the Chiquita-To-Go program, Chiquita bananas in our packaging are being sold to coffee chains, convenience stores and mini-mart gas stations. Chiquita is a major supplier of bananas to Starbucks for both its Vivanno™ banana smoothie program and the individual sale of bananas throughout the United States. In addition, the Chiquita-To-Go program has been launched in three European countries. Even in this challenging economic environment, the Chiquita-To-Go program is progressing in both the U.S. and Europe.

b) In the QSR arena, McDonald’s has been conducting regional market tests for products with bananas using Chiquita® bananas delivered in our BreatheWay packaging and we have been informed that the Chiquita bananas delivered in our BreatheWay packaging have met the technical requirements for the delivery to test trial sites. We do not know the specifics of McDonald’s plans concerning bananas.

c) In the avocado program with Chiquita, Chiquita is selling avocados packaged in our BreatheWay packaging technology to food service customers and retail grocery chains and the avocado program continues to go well.

d) Retail grocery store advanced trials for bananas have been put on hold until such time that consumers are prepared to purchase innovative packaged bananas with longer shelf life that are sold as a premium priced product.

4) What are the longer-term revenue growth prospects for Apio’s food technology business, which consists of Apio’s value-added specialty packaged vegetables business plus Apio’s separate packaging technology business?

We continue to have the concerns we mentioned last quarter about the U.S. economy and the impact it is having on consumers. We believe that our BreatheWay packaged food products provide excellent value and a healthy choice for consumers. In the short-term, we expect that consumer demand will remain weak, especially for our tray products, but we foresee good long-term growth in our food business by (1) capturing new customers, and (2) expanding our BreatheWay technology to new markets and application areas. For our food business, our longer-term growth plans include six major initiatives.

The first three initiatives are for our Apio value-added specialty packaged vegetables business:

i) Develop and launch new, innovatively designed products such as those we have developed in our vegetable tray and salad lines.

ii) Look for synergistic acquisition partners that can benefit from our BreatheWay technology and channels of distribution, as well as from our expertise in post harvest physiology, sourcing, and processing.

iii) Access unique produce with consumer traits that bring discernible differentiation in nutrition, taste, color, aroma and/or texture. We will do this through our exclusive licensing arrangement with Monsanto Seminis, the world’s largest vegetable seed trait developer and supplier. Initial field trials began this past fall.

The next three initiatives are for our Apio packaging technology business:

i) Expand the use of our BreatheWay technology internationally. We announced a new distribution agreement in June 2008 with Breakthrough Solutions for our packaging technology for South America.

ii) Expand our BreatheWay technology in new markets in North America such as food service and the U.S. Military. Our Apio food business now has these efforts underway using our BreatheWay packaging technology.

iii) Expand our BreatheWay technology into new product applications such as tomatoes, melons and flowers to name a few.

5) What is happening in the Monsanto licensing program?

During 2008 Monsanto formed a new business called the Seed Treatment Business which allows Monsanto to develop its seed treatments internally rather than purchasing its seed treatments from third parties. The concept of seed treatments is to place an insecticide or fungicide directly onto the seed surface in order to protect the seed and the seedling as it emerges. Our belief continues to be that Landec’s Intellicoat® seed coating technology can be an integral and proprietary part of Monsanto’s commitment to building a major position in seed treatments worldwide by using Landec’s seed coatings as a “carrier” of insecticides/fungicides which can be dispensed at the appropriate time based on either changes in soil temperature or time. We continue to be positive about this program and in fiscal year 2009 we are focused on validating the use of Landec’s coating technology for these applications, including the start of field trials which are on track for calendar year 2009.

6) What is happening with Air Products?

The progress was slow in the first two years while Air Products was building its personal care team, but momentum is now building as new product applications and formulations are emerging from the laboratory. Landec and Air Products are focused on two areas -- personal care and catalysts. Air Products has recently accelerated its sales and marketing efforts, particularly in the area of personal care, which should lead to new customers and new product introductions in fiscal year 2010.

7) What is happening with Aesthetic Sciences?

Aesthetic Sciences is making good progress on the technology front and has recently received an approval from the European Union to make and sell its Smartfil™ Injection System in Europe. However, Aesthetic Sciences is in need of working capital financing to be able to make and sell its Smartfil Injection System. The current venture capital environment for raising new capital is very limited. The management of Aesthetic Sciences is currently looking for financing through corporate partner relationships so they can continue to pursue the opportunities in the dermal filler arena using Landec’s Intelimer technology and to launch the Smartfil Injection System.

8) How does Landec management plan to handle the current recession and economic downturn?

Because of the strength of our balance sheet and the fact that we continue to generate positive cash flow from operations, we see the next 12-18 months as an opportune time to further investigate acquisitions and corporate licensing. There may be one or more companies that potentially have synergistic products and/or technology platforms that would be an excellent fit for Landec. A number of companies do not have the capital structure to grow. In addition, many corporations are cutting back on R&D expenditures but they need access to new products and technologies and will seek licenses from companies such as Landec. We are prepared to capitalize on these trends by using our strong balance sheet and positive operating cash flow without sacrificing the security of maintaining substantial cash reserves.

9) How is the M&A search progressing?

We have been working on identifying potential target companies for nearly a year now. One potential target company in the food products arena, for which we have spent a considerable amount of time and legal fees to evaluate, is no longer an acquisition target. We will continue to evaluate opportunities in the food business. In the non-food portion of our business, we have recently hired an M&A advisor to assist in finding potential material science-oriented target companies.

10) How much of this year’s increased tax expense are you expecting to actually have to pay?

Because of the benefit of substantial net operating losses, primarily from the repurchase of subsidiary options, and tax credit carryforwards, we are estimating that in fiscal year 2009 Landec will pay only 15% of its GAAP income tax expense in cash, for an effective cash tax rate of approximately 6%, resulting in the preservation of cash and a favorable impact on our cash balance.

11) What are your early thoughts regarding fiscal year 2010?

It would be premature to give any specific guidance at this point since we have just begun our planning and budgeting process for fiscal year 2010. We do plan to give revenue and income guidance during our fiscal year end 2009 results press release and conference call. As we look to our next fiscal year, our preliminary outlook indicates a number of areas that will need to be considered as we go through our planning process, including:

1) The projected direction of the U.S. economy during our fiscal year 2010

2) Projected industry category growth for fresh-cut vegetables

3) Projected progress in our licensing programs with Chiquita and Air Products

4) Timing of new product launches and rate of ramp up

5) Timing of acquisitions by Landec, if any

6) Known and projected cost increases and the likelihood of being able to increase prices to offset some or all of the cost increases

7) Market responses of our competitors

8) Rate of return on our cash investments

As we begin thinking about our next fiscal year, we continue to focus on achieving our long-term objectives which include on-going revenue growth, with profitability and positive cash flow, in both our food technology business and our technology licensing business. We also believe that over the next five years, our pre-tax margin mix will begin to change with the increasing contribution to sales and pre-tax margin from our non-food technology licensing business, which generates higher margins and which is expected to grow faster than the continuing growth in our value-added specialty packaging vegetable business. If our partners execute in a timely way, and if we continue to implement our plans well, we should see both gross margins and net margins increasing over a 3-5 year timeline.

We believe our future obligations to our shareholders are to: (1) focus on technology innovation and new product development, (2) continue supporting our collaborative partners Chiquita, Monsanto and Air Products, and (3) insure that our sizable cash balances are protected in investments that are safe, and available as needed to selectively pursue and take advantage of profitable growth opportunities.

12) How do the Pre-Tax results by line of business for the three and nine months ended March 1, 2009 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 3/1/09	Three months ended 2/24/08	Nine months ended 3/1/09	Nine months ended 2/24/08
Revenues:
Apio Value Added(a)	$43,936	$46,889	$124,252	$125,547
Apio Packaging (b)	586	1,873	2,055	2,203
Technology Subtotal	44,522	48,762	126,307	127,750
Apio Trading (c)	7,650	8,974	52,301	48,279
Total Apio	52,172	57,736	178,608	176,029
Tech. Licensing (d)	1,739	1,871	5,093	5,198
Total Revenues	53,911	59,607	183,701	181,227

Gross Profit:
Apio Value Added	4,622	6,434	15,287	18,566
Apio Packaging	581	1,852	1,907	2,116
Technology Subtotal	5,203	8,286	17,194	20,682
Apio Trading	649	590	2,984	2,697
Total Apio	5,852	8,876	20,178	23,379
Tech. Licensing	1,739	1,871	5,093	5,198
Total Gross Profit	7,591	10,747	25,271	28,577

R&D:
Apio	306	253	980	908
Tech. Licensing	585	549	1,667	1,503
Total R&D	891	802	2,647	2,411

S,G&A:
Apio	2,785	3,759	9,422	10,460
Corporate	1,368	1,101	3,856	3,185
Total S,G&A	4,153	4,860	13,278	13,645

Other (e):
Apio	(34)	(29)	(62)	39
Corporate	142	430	682	1,508
Total Other	108	401	620	1,547

Net Income (Loss) Before Taxes:
Apio	2,727	4,835	9,714	12,050
Tech. Licensing	1,154	1,322	3,426	3,695
Corporate	(1,226)	(671)	(3,174)	(1,677)
Net Income Before Taxes	$2,655	$5,486	$9,966	$14,068

a) Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP.

b) Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c) Apio’s Trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

d) Included in Tech. Licensing are the Intellicoat license fees from Monsanto.

e) Included in Other are net interest income and non-operating income/(expense).

CONTACT:
Landec Corporation
Gregory S. Skinner, 650-261-3677
Vice President Finance and CFO
or
EAS & Associates
Liz Saghi, 805-967-0161